UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13D

        Under the Securities Exchange Act of 1934
                  (Amendment No. 1)*

                United Stationers, Inc. (USTR)

                    (Name of Issuer)

         Common Stock, Par Value $.10 Per Share

           (Title of Class of Securities)

                CUSIP No. 913004107
                    (CUSIP Number)

                       Thomas F. Steyer
         Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
               San Francisco, California  94111
                     (415) 421-2132

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                      March 19, 1997

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule
13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

PAGE

                       SCHEDULE 13D

CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     299,028

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     299,028

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     299,028

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     2.6%

14   Type of Reporting Person*

     PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     229,366

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     229,366

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     229,366

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     2.0%

14   Type of Reporting Person*

     PN

        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners II, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     71,032

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     71,032

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     71,032

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.6%

14   Type of Reporting Person*

     PN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners III, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     27,202

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     27,202

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     27,202

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.2%

14   Type of Reporting Person*

     PN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Tinicum Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     New York

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     40,467

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     40,467

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     40,467

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.4%

14   Type of Reporting Person*

     PN

       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Management, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     174,413

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     174,413

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     174,413

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*


13   Percent of Class Represented by Amount in Row (11)

     1.5%

14   Type of Reporting Person*

     IA, 00

      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                        SCHEDULE 13D

CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Partners, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     667,095

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     667,095

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     667,095

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     5.8%

14   Type of Reporting Person*

     00

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D


CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Enrique H. Boilini

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Argentina

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     841,508

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     841,508

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     841,508

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.4%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     David I. Cohen

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     South Africa

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     841,508

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     841,508

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     841,508

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.4%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D

CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Joseph F. Downes

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     841,508

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     841,508

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     841,508

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.4%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Fleur E. Fairman

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     667,095

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     667,095

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     667,095

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     5.8%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D



CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Jason M. Fish

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     841,508

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     841,508

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     841,508

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.4%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                             SCHEDULE 13D


CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Andrew B. Fremder

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     841,508

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     841,508

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     841,508

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.4%

14   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                             SCHEDULE 13D

CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     William F. Mellin

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     841,508

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     841,508

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     841,508

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.4%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13D


CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Stephen L. Millham

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     841,508

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     841,508

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     841,508

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.4%

14   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13D

CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Meridee A. Moore

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00


5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     841,508

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     841,508

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     841,508

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.4%

14   Type of Reporting Person*

     IN

                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


PAGE

                       SCHEDULE 13D

CUSIP NO. 913004107

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Thomas F. Steyer

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     841,508

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     841,508

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     841,508

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     7.4%

14   Type of Reporting Person*

     IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

      This Amendment No. 1 to Schedule 13D amends the
Schedule 13D initially filed on February 13, 1997
(collectively, with all amendments thereto, the "Schedule
13D").

Item 3. Source and Amount of Funds and Other Consider-ation.

     Item 3 of the Schedule 13D is amended and supple-mented by the following:

     The net investment cost (including commissions) is $819,683 for the 40,500 Shares acquired by FCP since the filing of the prior Schedule 13D, $529,650 for the 26,200
Shares acquired by FCIP since the filing of the prior
Schedule 13D, $129,679 for the 6,400 Shares acquired by
FCIP II since the filing of the prior Schedule 13D, $34,280 for the 1,700 Shares acquired by FCIP III since the filing of the prior Schedule 13D, $147,705 for the 6,100 Shares acquired by Tinicum since the filing of the prior Schedule 13D and $691,752 for the 34,300 Shares acquired by the Managed Accounts since the filing of the prior Schedule 13D.

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II, and FCIP
III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained by some of the Managed Accounts at Goldman Sachs & Co.; and (iii) with respect to FCP and
Tinicum, from working capital, from borrowings pursuant to margin accounts maintained by FCP and Tinicum at Goldman Sachs & Co. and/or from borrowings pursuant to separate revolving credit agreements (the "Credit
Agreements") entered into by each of FCP and Tinicum with ING (U.S.) Capital Corporation ("ING"). FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman Sachs &
Co., and the accounts

PAGE
may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5.  Interest in Securities of the Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     A.     Farallon Capital Partners, L.P.

            (a),(b)     The information set forth in
Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for
FCP is incorporated herein by reference.   The percentage
amount set forth in Row 13 of such cover page and of each other cover page filed herewith is calculated based upon the 11,446,306 Shares outstanding as of March 11, 1997 as reported by the Company in its Form 10K for the year ending December 31, 1996.

            (c)     The trading dates, number of Shares
purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule
A hereto and are incorporated herein by reference.
All of such transactions were open-market transactions.

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Shares.
Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin,
Millham and Moore are managing members of FPLLC.

            (e)     Not applicable.

      B.    Farallon Capital Institutional Partners, L.P.

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

            (c)     The trading dates, number of Shares
purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

      PAGE

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Shares.
Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin,
Millham and Moore are managing members of FPLLC.

            (e)     Not applicable.

      C.   Farallon Capital Institutional Partners II,
L.P.
            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP
II is incorporated herein by reference.

            (c)     The trading dates, number of Shares
purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder,
Mellin, Millham and Moore are managing members of FPLLC.

            (e)        Not applicable.

      D.   Farallon Capital Institutional Partners III,
L.P.

            (a), (b)  The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP
III is incorporated herein by reference.

            (c)     The trading dates, number of Shares
purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d)     FPLLC as General Partner has the
power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Shares.
Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin,
Millham and Moore are managing members of FPLLC.
       PAGE

            (e)     Not applicable.

      E.    Tinicum Partners, L.P.

            (a),(b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference.

            (c)     The trading dates, number of Shares
purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d)   FPLLC as General Partner has the
power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder,
Mellin, Millham and Moore are managing members of FPLLC.

            (e)     Not applicable.

      F.    Farallon Capital Management, L.L.C.

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

            (c)     The trading dates, number of Shares
purchased or sold and the price per Share for all purchases and sales of the Shares by the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d)     FCMLLC, as an investment adviser, has
the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts.
Steyer is the senior managing member of FCMLLC, and Boilini, Cohen, Downes, Fish, Fremder, Millham,
Mellin, and Moore are managing members of FCMLLC.

            (e)     Not applicable.

      G.    Farallon Partners, L.L.C.

PAGE

            (a),(b)     The information set forth in rows
7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish,
Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e)     Not applicable.

     H.     Enrique H. Boilini

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of Shares held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

     I.     David I. Cohen

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of Shares held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

PAGE

            (e)     Not applicable.

     J.     Joseph F. Downes

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

      K.     Fleur E. Fairman

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares. Fairman is a managing member of FPLLC.

            (e)     Not applicable.

     L.     Jason M. Fish

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of Shares held

PAGE
by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

     M.     Andrew B. Fremder

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of Shares held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

      N.    William F. Mellin

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of Shares held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

     O.     Stephen L. Millham

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

PAGE

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of Shares held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

     P.     Meridee A. Moore

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-ing the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of Shares held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

     Q.     Thomas F. Steyer

            (a),(b)     The information set forth in Rows
7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

            (c)     None.

            (d)     FPLLC as General Partner has the
power to direct the affairs of the Partnerships, includ-
ing the disposition of the proceeds of the sale of the
Shares.   FCMLLC, as an investment adviser, has the power
to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

            (e)     Not applicable.

PAGE

     The Shares reported hereby for FCP, FCIP, FCIP II,
FCIP III, Tinicum and the Managed Accounts are owned directly by such entities. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and
Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares.
Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares other than the Shares owned by the Managed
Accounts. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts.
Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman,
Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.

                         SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 27, 1997


                    /s/ Thomas F. Steyer
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as
                    General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL
                    PARTNERS, L.P., FARALLON
                    CAPITAL INSTITUTIONAL PARTNERS
                    II, L.P., FARALLON CAPITAL
                    INSTITUTIONAL PARTNERS III,
                    L.P., and TINICUM PARTNERS, L.P.
                    By Thomas F. Steyer,
                    Senior Managing Member



                    /s/ Thomas F. Steyer
                    FARALLON CAPITAL MANAGEMENT, L.L.C.
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /s/ Thomas F. Steyer
                    Thomas F. Steyer,
                    individually and as
                    attorney-in-fact for each
                    of Enrique H. Boilini, David I.
                    Cohen, Joseph F. Downes,
                    Fleur E. Fairman, Jason M. Fish,
                    Andrew B. Fremder, William
                    F. Mellin, Stephen L.
                    Millham, and Meridee A. Moore.

                                                ANNEX 1



     Set forth below with respect to FCMLLC and FPLLC is the following: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below, with respect to each managing member of FCMLLC and FPLLC, is the following: (a) name;
(b) business address; (c) principal occupation; and
(d) citizenship.

1.    (a)    Farallon Capital Management, L.L.C.
      (b)    One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Serves as investment adviser to various
             managed accounts
      (d)    Delaware limited liability company
      (e)    Managing Members: Thomas F. Steyer, Se-
             nior Managing Member; David I. Cohen,
             Joseph H. Downes, Jason M. Fish, Andrew
             B. Fremder, William F. Mellin, Stephen L.
             Millham and Meridee A. Moore, Managing
             Members.

2.    (a)    Farallon Partners, L.L.C.
      (b)    c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza, Suite 1325
                 San Francisco, CA  94111
      (c)    Serves as general partner to investment
             partnerships
      (d)    Delaware limited liability company
      (e)    Managing Members:  Thomas F. Steyer,
             Senior Managing Member; Enrique H. Boilini,
             David I. Cohen, Joseph H. Downes, Fleur E.
             Fairman, Jason M. Fish, Andrew B. Fremder,
             William F. Mellin, Stephen L. Millham and
             Meridee A. Moore, Managing Members.

3.    (a)    Enrique H. Boilini
      (b)    c/o Farallon Capital Management, L.L.C.
                 75 Holly Hill Lane
                 Greenwich, CT 06830
      (c)    Managing Member of Farallon
             Partners,L.L.C.; Managing Member of
             Farallon Capital Management, L.L.C.
      (d)    Argentinean Citizen

4.    (a)    David I. Cohen
      (b)    c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza, Suite 1325
                 San Francisco, CA  94111
      (c)    Managing Member of Farallon
             Partners,L.L.C.; Managing Member of
             Farallon Capital Management, L.L.C.
             PAGE

      (d)    South African Citizen

5.    (a)    Joseph F. Downes
      (b)    c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza, Suite 1325
                 San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon Capi-tal Management, L.L.C.
      (d)    United States Citizen

6.    (a)    Fleur E. Fairman
      (b)    993 Park Avenue
             New York, New York  10028
      (c)    Managing Member of Farallon Partners,
             L.L.C.
      (d)    United States Citizen

7.    (a)    Jason M. Fish
      (b)    c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza, Suite 1325
                 San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon Capi-tal Management, L.L.C.
      (d)    United States Citizen

8.    (a)    Andrew B. Fremder
      (b)    c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza, Suite 1325
                 San Francisco, CA  94111
      (c)    Managing Member of Farallon
             Partners,L.L.C.; Managing Member of
             Farallon Capital Management, L.L.C.
      (d)    United States Citizen

9.    (a)    William F. Mellin
      (b)    c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza, Suite 1325
                 San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon Capi-tal Management, L.L.C.
      (d)    United States Citizen

10.   (a)    Stephen L. Millham
      (b)    c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza, Suite 1325
                 San Francisco, CA  94111

PAGE

      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon Capi-tal Management, L.L.C.
      (d)    United States Citizen

11.   (a)    Meridee A. Moore
      (b)    c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza, Suite 1325
                 San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon Capi-tal Management, L.L.C.
     (d)     United States Citizen

12.   (a)    Thomas F. Steyer
      (b)    c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza, Suite 1325
                 San Francisco, CA  94111
      (c)    Senior Managing Member of Farallon Part-
             ners, L.L.C.; Senior Managing Member of
             Farallon Capital Management, L.L.C.
      (d)    United States Citizen

PAGE

                        SCHEDULE A


               FARALLON CAPITAL PARTNERS, L.P.



                       NO. OF SHARES            PRICE
      TRADE DATE         PURCHASED            PER SHARE
                                          (including
                                           commission)

       2/13/97           7,800               $20.25

       2/19/97          31,600               $20.05

       2/28/97           1,500               $20.66

       3/13/97           1,000               $20.30

       3/19/97           2,200               $19.92

       3/25/97           1,400               $19.80

PAGE

                        SCHEDULE B


           FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                      NO. OF SHARES         PRICE
      TRADE DATE        PURCHASED         PER SHARE
                                              (including
                                              commission)


       2/13/97         17,800              $20.25

       2/28/97          2,400              $20.66

       3/13/97          1,000              $20.30

       3/19/97          2,500              $19.92

       3/25/97          2,500              $19.80

                        SCHEDULE C


         FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.



                       NO. OF SHARES          PRICE
      TRADE DATE         PURCHASED           PER SHARE
                                               (including
                                             commission)


       2/13/97          4,900                  $20.25

       2/28/97            700                  $20.66

       3/13/97            200                  $20.30

       3/19/97            400                  $19.92

       3/25/97            200                  $19.80

                        SCHEDULE D


        FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.



                      NO. OF SHARES       PRICE
      TRADE DATE       PURCHASED         PER SHARE
                                         (including
                                          commission)


       2/13/97          800                $20.25

       2/28/97          200                $20.67

       3/13/97          100                $20.30

       3/19/97          300                $19.92

       3/25/97          300                $19.80

                        SCHEDULE E


                   TINICUM PARTNERS, L.P.


                       NO. OF SHARES          PRICE
      TRADE DATE         PURCHASED          PER SHARE
                                             (including
                                             commission)


       2/13/97            4,900              $20.25

       2/28/97             300               $20.66

       3/13/97             200               $20.30

       3/19/97             500               $19.92

       3/25/97             200               $19.80

PAGE

                        SCHEDULE F


               FARALLON CAPITAL MANAGEMENT, L.L.C.


                       NO. OF SHARES          PRICE
      TRADE DATE         PURCHASED          PER SHARE
                                               (including
                                             commission)


      2/13/97            16,200                 $20.25

      2/28/97             1,600                 $20.66

      3/13/97             1,000                 $20.30

      3/19/97             3,300                 $19.92

      3/25/97             3,800                 $19.80

      2/13/97               800                 $20.25

      2/28/97               100                 $20.66

      3/19/97               200                 $19.92

      3/25/97               200                 $19.80

      2/13/97             4,000                 $20.25

      2/28/97               600                 $20.66

      3/13/97               300                 $20.30

      3/19/97               800                 $19.92

      3/25/97             1,400                 $19.80